UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2006

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

157 Church Street, New Haven, Connecticut		06506
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number,
Including Area Code		(203) 499-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 30, 2006, UIL Holdings Corporation (the “Registrant or UIL Holdings”) issued a press release announcing the election by the Board of Directors of UIL Holdings of James P. Torgerson as Chief Executive Officer of the Registrant , effective July 1, 2006. Mr. Torgerson succeeds Nathaniel D. Woodson, who announced his pending retirement earlier this year pursuant to the Registrant’s mandatory retirement age of 65 for all officers. Mr. Woodson will, however, continue as Chairman of the Board of Directors of the Registrant and President of United Resources, Inc. (URI), which is a wholly owned subsidiary of UIL Holdings, and the parent company of Xcelecom, Inc. In his role as President of URI, Mr. Woodson will continue to focus his energy on the operations and expeditious divestiture of Xcelecom, Inc. A copy of the Registrant's press release is attached hereto as Exhibit 99.

On January 10, 2006, UIL Holdings entered into an employment agreement with James P. Torgerson, under which Mr. Torgerson is employed by UIL Holdings effective January 23, 2006. The material terms of the agreement provide for an annual base salary of $525,000 and participation in UIL Holdings’ annual short-term incentive and long-term incentive programs. With respect to Mr. Torgerson’s first year of participation in the annual short-term incentive program, Mr. Torgerson is provided an opportunity to earn a target short-term incentive payable in cash equal to 60% of his base salary, up to a maximum of 90% of his base salary, depending on the level of performance measures achieved. With respect to Mr. Torgerson’s first year of participation in the long-term incentive program, he is provided with an opportunity to earn a target long-term incentive payable in shares of restricted stock, which will vest 50% on December 31, 2007 and 50% on December 31, 2008, equal to 90% of his base salary in 2006, up to a maximum of 135% of his base salary, depending on the level of performance measures achieved. The performance criteria for both the short-term incentive and long-term incentive awards was established by the Compensation and Executive Development Committee of the Board of Directors (CEDC) of UIL Holdings during the first quarter of 2006. Mr. Torgerson is also entitled to an annual grant of restricted stock (awarded by the CEDC in the month of March each year) equal to that number of shares which results from dividing 15% of his base salary (determined at the commencement of his employment) by the fair market value of UIL Holdings common stock on the date of the grant, but limited to no more than 2,000 shares per year, with each annual grant vesting ratably over a five year period. In recognition of the forfeiture by Mr. Torgerson of certain compensation and benefits resulting from termination of employment with his former employer, Mr. Torgerson received a one-time grant, made on January 30, 2006, of 10,000 shares of restricted stock, which will vest ratably over a five year period. In the event that Mr. Torgerson is terminated without cause, he will be entitled to the sum of his base compensation plus short-term incentive, calculated as if company and personal goals had been achieved ‘at target’, plus continuation in UIL Holdings’ medical and dental plans for a one year period. In the event that the termination is connected to a change in control, Mr. Torgerson may be entitled to additional benefits. Mr. Torgerson will be entitled to a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Internal Revenue Code. Mr. Torgerson is also entitled to reimbursement of reasonable moving costs incurred, as further described in his employment agreement.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits - The following exhibit is filed as part of this report:

99	Press release, dated June 30, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION
Registrant

Date: 7/03/06	By /s/ Gregory W. Buckis
Gregory W. Buckis
Vice President
and Controller

Exhibit Index

Exhibit	Description

99	Press Release dated June 30, 2006